Exhibit 10.8

CONSULTING AGREEMENT made this  1st day of September  2010 (“Effective Date”)

BETWEEN:

Golden Phoenix Minerals Inc
(hereinafter called the "Company" or “GPXM”)
of
1675 East Prater Way, Suite 102, Sparks, Nevada

- and -Thomas Klein.
(hereinafter called the "Consultant ")
of
19 Terrace Martin
Ile-Bizard, Quebec
Canada  H9E 1K5

AGREEMENT:

WHEREAS:

A.	The Company is in the business of Mining Exploration and as such, desires to appoint the Consultant to the position of Chief Executive Officer of the Company per the terms of this agreement; and

B.	The Consultant has represented that he possesses the skill, experience and competence as may be required to satisfy the above requirements of the Company; and

C.	Both parties agree to set forth their obligations hereunder and all particulars as related to their relationship.

1.             Definitions:

In this Agreement save where the context otherwise requires:

1.1	“Services” means the services to be provided by the Consultant to the Company as specified in Article 4 of this Agreement.
1.2	“$” means United States dollars.
1.3	“Appointment” means the appointment of the Consultant by the Company under this Agreement.
1.4	“Consultant” for the purposes of this Agreement, shall include the services of Thomas Klein.

1.5	The “Life” of this Agreement means the duration of the appointment as specified in Section 2.
1.6
"Subsidiary" shall mean any corporation or other entity of which the Company owns securities having a majority of the ordinary voting power in electing the board of directors directly or through one or more subsidiaries.

1.7
A termination for "Cause" shall mean (i) the willful and continued failure by the Consultant to substantially perform the Consultant's duties with the Company (other than any such failure resulting from the Consultant's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Consultant by the Board, which demand specifically identifies the manner in which the Board believes that the Consultant has not substantially performed the Consultant's duties (provided, however, that a failure to meet those performance criteria established by the Board for the award of the Performance Bonus shall not, by itself, constitute Cause hereunder); (ii) the Consultant's conviction for a felony involving the money or property of Company or any act that gives rise to an obligation on the part of Company to make disclosure under Item 401(f)(2) – (f)(6) of Regulation S-K of the securities laws promulgated by the United States Securities and Exchange Commission; (iii) an arbitrator's or court's final and non-appealable determination that the Consultant breached the confidentiality agreement set forth in Section 11 hereof; (iv) the Consultant being permanently enjoined or restrained by a court of competent jurisdiction in connection with the confidentiality agreement set forth in Section 6 hereof; or if the Consultant is convicted of some other reprehensible crime (murder, rape, grand theft, etc) or (v) inability to perform because of medical difficulties, i.e. stroke, etc resulting in the party being unable to perform or resign, but such failure is not willful.

1.8
“Confidential Information” shall include any information relating to the Company, any Subsidiary or Subsidiary of  its affiliates, clients, suppliers and their terms of business, details of customers and their requirements, the price charged to and the terms of business with customers, marketing plans and sales forecasts, financial information, results and forecasts (to the extent that these are not included in published audited accounts), details of employees and officers and of the remuneration and benefits paid to them, information relating to research activities, inventions, secret processes, designs, formulae and product lines, any information which the Consultant  is told in confidence by customers, suppliers or other persons.

1.9	The “Non-compete Period” includes the period during the Consultant's services with the Company and for twelve (12) months thereafter.
1.10
“Change of Control” will be deemed to have occurred if there is a merger or consolidation of GPXM, or any sale, lease or exchange of all or substantially all of the consolidated assets of GPXM and its subsidiaries (if any) to any other entity or person, and (a) in the case of a merger or consolidation, the voting stockholders of GPXM before the transaction hold less than fifty-one percent (51%) of the voting common stock of the survivor of such merger or consolidation or its parent corporation, or (b) in the case of a sale, lease or exchange, GPXM does not own at least fifty-one percent (51%) of the voting common stock of the other entity. However, no “Change in Control” will be deemed to have occurred if Consultant is part of the purchasing group that consummates the Change in Control transaction.

2.             Appointment

2.1.
Irrespective of the signing of the date of this contract, the Company hereby agrees to engage the Consultant and the Consultant agrees to provide to the Company the Services commencing upon the first day of September, 2010, for a two year Term.

2.1.1.
The term, “Term,” of Consultant’s services shall be for a period of two (2) years from the Effective Date, subject to the provisions set forth in this Agreement. Upon the expiration of this initial two-year term, this Agreement shall automatically renew in one (1) year periods unless either Consultant or the Company provides the other with written notice of intention not to renew at least thirty (30) days prior to the expiration of the then current term.

2.1.2.
Notwithstanding the provisions of Section 2.1.1, if another party acquires GPXM, Consultant shall continue his services during any transition period, if requested by GPXM or the purchaser. Consultant’s compensation package shall be at least equal to his then current compensation. In the event of a purchase of GPXM, one of the terms of such purchase agreement shall be a secured obligation on the part of the purchaser to continue Consultant’s complete compensation package, including bonuses and equity participation based on the previous year’s bonus and current year cash compensation (including all benefits) for the remaining period of this Agreement (original or as may be extended), but in no event less than two years nor more than three years from the effective date of the purchase.

3.             Attention to the business of the Company

3.1      During the continuance of this Agreement the Consultant shall devote such time and attention to the business of the Company as is required to fulfill the term of the engagement, and as more particularly required by the Company pursuant to Article 4 and Appendix 1 of this Agreement.

4.             Service

4.1      The Consultant shall report to the Board of the Company or to such other persons as the Company may designate in writing from time to time.

4.2      The Consultant shall serve as, and perform the duties of Chief Executive Officer of the Company with such duties, authority and responsibilities as are normally associated with and appropriate to such a position. Refer to Appendix 1.

4.3          The Company may provide any direction given to the Consultant, in writing. More particularly, however, the Consultant shall devote such time as is required to fulfill his duties and responsibilities to the Company. The Consultant shall disclose any outside directorships or consulting positions currently held in Appendix 2 of this agreement and receive approval of the Board of any subsequent directorships.  Notwithstanding, the Consultant shall be permitted to serve on boards of other companies and to receive and retain remuneration in respect to such activities, it being expressly understood and agreed however that the Consultant’s continuing service on such boards, or association with other companies with which he is otherwise associated shall be deemed not to be in conflict with, nor interfere with his performance of his duties and responsibilities as Chief Executive Officer under this Agreement.

4.4          Consultant will act as an independent contractor in the performance of his duties under this Agreement.  Accordingly, Consultant will be responsible for payment of all federal, state, and local taxes, if any, on compensation paid under this Agreement, including income and social security taxes, unemployment insurance, and any other taxes, and any and all business license fees as may be required.  This Agreement neither expressly nor impliedly creates a relationship of principal and agent, or employee and employer, between Consultant and the Company.  Consultant understands and agrees that this Agreement sets forth the entire compensation to be paid by the Company to Consultant resulting from the Services to be performed by Consultant, and that except as specifically set forth under Section 5 below, under no circumstances will Consultant be eligible for any benefits or rights under any employee benefit plan of the Company, including without limitation any unemployment or disability benefits, even if a government agency or taxing authority re-characterizes the relationship between the parties as an employment relationship.

5.             Compensation

5.1
The Company agrees to pay the Consultant an annual consulting fee in the amount of $165,000, payable bi-monthly.  The consulting fee will be reviewed by the Compensation Committee of the Company on an annual basis.

5.2	In addition the Company agrees to pay the Consultant a $96,250 signing-up bonus.

5.3            The Consultant shall be able to participate in any Company Share option scheme as may be set up from time to time by the Company’s Compensation Committee.

5.3.1         In the event that the Company merges with or is acquired by another entity, the all options granted by the Company shall become immediately vested in the Consultant in accordance with the provisions of this Agreement, but no later than the termination date of this Agreement.

5.3.2         The Company may, in its sole discretion and in order to further the purposes of this Agreement, accelerate the vesting of shares to the Consultant.

5.3.3         In the event that there is a consolidation in the share capital of the Company, proportional additional shares will be issued to the Consultant in accordance with the original amount of the shares specified under this Agreement. Should there be a split in the share capital of the Company, these shares will be split proportionately.

5.3.4         If at any time, the Company shall file with the SEC a registration statement relating to an offering for its own account or the account of others under the Securities Act of 1933, as amended, of any of its equity securities other than on Form S-4 or Form S-8 or their equivalents, Company shall be obligated to include in such registration statement all the securities underlying this Agreement.

5.4            Consultant shall receive such fringe benefits as are, and that may be from time to time made available to other Consultants of GPXM. Such benefits may include, but are not necessarily limited to, a medical and dental plan (including family members), short-term disability plan, long term disability plan, and a term life insurance plan, at a rate as mutually agreed upon  to the beneficiaries as designated by Consultant. If Consultant opts out of any portion of the benefit plan, direct payment will be made in lieu thereof.

5.5            In addition, Consultant shall receive a home office reimbursement equivalent to actual expenses incurred for the maintenance of that office including but not limited to telephone, cellular, and paging services. Upon receipt of an itemized accounting of any expenses incurred by Consultant in connection with performance of his duties on behalf of GPXM, Consultant shall be reimbursed promptly but no less than 10 days after receipt of such accounting. Consultant shall also be issued a company credit card, which he may use for the payment of any expenses made by him in connection with performance of his duties on behalf of GPXM. In addition the Company will pay Consultant for reimbursement of GPXM related automotive expense.

5.6            All fees due as described in Articles 5.1 and 5.5 shall be payable upon invoice for so long as the Agreement remains in effect and the Company has the funds to pay such.

5.7            During the Consultant's tenure with the Company, the Consultant shall be eligible to receive a performance bonus in accordance with the performance-based bonus plans established by the Board for senior Consultant officers from time to time after taking into account the performance of the Company and the Consultant and such other facts and circumstances as the Board may deem appropriate to consider.

5.8            Consultant is entitled to take off up to 20 business days of paid vacation per year, in addition to GPXM’s normal holidays and other non-business days. Such number of days shall increase to 25 days after the second anniversary of signing this Contract. Consultant shall be granted reasonable requests for leaves of absences.

6.             Confidential Information and Company Documents

6.1           The Consultant shall not, during the term of this Agreement, nor at any time thereafter:

a.	Divulge or communicate to any person, company, business entity or other organization;

b.
Use for its own purposes or for any purposes other than those of the Company, through any failure to exercise due care and diligence, cause any unauthorized disclosure of any trade secrets, or Confidential Information relating to the Company and its clients. These restrictions shall cease to apply to any information, which is or becomes generally available to the public other than as a result of any act or default on the part of the Consultant.

6.2           Any notes, memoranda, records, lists of customers and suppliers and employees, correspondence, documents, computers an other disk and tape, data listing, codes, designs and drawings and other documents and material whatsoever  (whether made or created by the Consultant or otherwise) relating to the business of the Company (and any copies of the same) and which have come into the possession of the Consultant in relation to this Agreement:

        a)  Shall be and remain the property of the Company, and;
        b)  Shall be surrendered by the Consultant on demand.

6.3            Upon termination of this Agreement the Consultant shall deliver up to the Company all Confidential Information and any copies (however stored) and in relation thereto, and any other property belonging to the Company which is in the Consultant’s possession.

7.           Non-competition.

7.1           In further consideration of the compensation to be paid to the Consultant hereunder, the Consultant acknowledges that in the course of his rendering consulting services with the Company he has become familiar with the Company's trade secrets and with other Confidential Information concerning the Company and its Subsidiaries and that his services have been and shall be of special, unique and extraordinary value to the Company and its Subsidiaries.  Therefore, the Consultant agrees that, the "Non-compete Period", he shall not, without prior express written consent of the Board, directly or indirectly (whether for compensation or otherwise) own or hold any interest in, manage, operate, control, participate in, consult with, render services for, or in any manner participate in any business engaged in any of the businesses or services provided by the Company or its Subsidiaries during the rendering of consulting services with the Company or the Non-compete Period (a "Competing Company") or otherwise competing with the businesses of the Company or its Subsidiaries, either as a general or limited partner, proprietor, common or preferred shareholder, officer, director, agent, employee, consultant, trustee, affiliate or otherwise.  The Consultant acknowledges that the Company's and its affiliates' businesses are conducted nationally and internationally and agrees that the provisions in this shall operate throughout Canada, the United States and the world.  Nothing herein shall prohibit the Consultant from being a passive owner of not more than ten percent (10%) of the outstanding securities of any publicly traded company that constitutes a Competing Company, so long as the Consultant has no active participation in the business of such company.

8.            Non-Solicitation.

8.1           During the Non-compete Period, the Consultant shall not directly or indirectly through any other entity (i) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof, (ii) hire any person who was an employee of the Company or any Subsidiary at any time during the twenty-four (24) months preceding the Date of Termination of the Consultant, or (iii) induce or attempt to induce any customer, developer, client, member, supplier, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, developer, client, member, supplier, licensee or business relation and the Company or any Subsidiary (including, without limitation, making any negative statements or communications about the Company or any Subsidiary).

9.             Termination

9.1           This Agreement may be terminated by the Company upon breach by the Consultant of the provisions herein, and for Cause as set out in clause 1.7.

a)
The Company may, subject to applicable law, terminate this Agreement by providing Consultant two (2) months written notice if Consultant incurs a condition that prevents him from carrying out his essential job functions for a period of six (6) months or longer.

9.2            Consultant may tender his resignation prior to the end of the Term by providing two months written notice of his intention to resign. If such resignation is accepted by the Company, Consultant shall be entitled to retain all Shares, vested Options or Warrants which have been provided to him hereunder as of the date of actual termination and to receive all cash compensation and bonuses earned or accrued up to said date. In the event the Company refuses to accept Consultant resignation, Consultant must abide by the terms of this Agreement.

9.3            Should the Company terminate Consultant services as a result of the Company being taken over, Consultant shall be paid as severance, immediately upon the date set for termination, all remuneration, bonus and the cash equivalent of all other benefits set forth in this Agreement, as well as the issuance of all shares or options called for hereunder for the balance of the term. By way of example only, should such termination become effective on the last day of the first year of the term, Consultant shall be compensated for the remaining balance of the full two-year term.

9.4            In the event Consultant tenders his resignation prior to the end of the Term, and such resignation is accepted, Consultant shall retain all Shares, vested Warrants and Options which have been distributed as of the date of such resignation and he shall be paid all accrued compensation, including earned vacation and sick leave.

10.          Notices

10.1         Any notice required to be given under this Agreement may be given by sending same by first class registered post addressed to the registered office of the Company, or addressed to the last known address of the Consultant. Notice may also be given via facsimile. Any notice given pursuant to this clause other than by facsimile, shall be deemed to have been received 120 hours after the time of posting and service thereof shall be sufficiently proved by providing that the notice was duly dispatched through the post in a prepaid envelope addressed as aforesaid.

11.           Public Disclosure

11.1          In carrying out the duties of Chief Executive Officer, the Consultant shall at all times ensure that all representations and information provided to third parties do not violate the internal disclosure policies of the Company, and comply at all times with the rules and regulations of applicable regulatory authorities, including without limitation the Securities and Exchange Commission.

12.           Indemnity

12.1          The Consultant agrees to indemnify and hold harmless the Company, against all losses, claims and expenses (including reasonable legal expenses) incurred by the Company as a result of the negligence or willful misconduct of the Consultant.

13.           Entire Understanding

13.1         This Agreement contains the entire understanding between the parties in connection with the matters contained and supersedes any previous agreements and undertakings relating thereto.

13.2         This agreement may be terminated in accordance with paragraph 9 above.

14.           No Waiver

14.1         No waiver delay time or other indulgence granted by either party hereto or the other in respect of any breach of this Agreement shall in any way prejudice or affect the rights or remedies of the granting party in relation to such breach.

15.           Assignment

15.1         This Agreement may not be assigned by the Consultant.

16.           Regulatory Approval

16.1         Certain provisions of this Agreement may be subject to Board of Directors, Shareholder and Regulatory Approval.

18.           Applicable Law

18.1         This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

Signed and Accepted

/s/ Robert P. Martin
Robert P. Martin, Chairman & President

/s/ Thomas Klein
Thomas Klein, the Consultant

Appendix I

JOB DESCRIPTION: Chief Executive Officer

   Reporting Structure:  The position reports in to the Board of Directors

Function:
· To implement the strategic goals and objectives of the organization
· With the chair, enable the Board to fulfill its governance function
· To give direction and leadership toward the achievement of the organization's philosophy, mission, strategy, and its annual goals and objectives

Broad Duties

LEADER
· Advises the Board
· Advocates / promotes organization and stakeholder change related to organization mission
· Supports motivation of employees in organization products/programs and operations

VISIONARY / INFORMATION BEARER
· Ensures staff and Board have sufficient and up-to-date information
· Looks to the future for change opportunities
· Interfaces between Board and employees
· Interfaces between organization and community

DECISION MAKER
· Formulates policies and planning recommendations to the Board
· Decides or guides courses of action in operations by staff

MANAGER
· Oversees operations of organization
· Implements plans
· Manages human resources of organization
· Manages financial and physical resources

BOARD DEVELOPER
· Assists in the selection and evaluation of board members
· Makes recommendations, supports Board during orientation and self-evaluation
· Supports Board's evaluation of Chief Executive

Job Description
1.Planning: Overall company strategy, Strategic Plan, Operational Plan
2.Organization: Organization chart; Job descriptions, Authority levels
3.Management recruitment and development: Succession planning, in-house training, outside training, promotion from within, human resource plan, new positions, active recruiting
4.Policy: Corporate policies, new policies, management input, review
5.Standards of performance and performance reviews: Standards of performance, performance reviews, performance improvement plans
6.Controls: Monthly reports, quarterly reviews, supplemental action programs
7.Management morale: Involvement in planning, salary discussions, access to CEO, management turnover
8.Product development: Overall strategy, quarterly priority meetings, status reports, new products, development expense
9.Community relations: public relations, community participation
10.Profitability and growth: Profit objectives, results compared to industry, sales objectives, dependency on single product/customer, market share, profitability by product line
11.Relationship with board of directors: Communications, Reports by executive managers, Board complaints, CEO job description and standards

Appendix 2
Current other Directorships or Consulting Positions